Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
GrowLife Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 2017 Stock Incentive Plan of GrowLife, Inc. of our report dated March 28, 2018, related to the consolidated financial statements of GrowLife, Inc. (the "Company") and its subsidiaries as of December 31, 2017 and 2016, which report appears in the Company’s 2017 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2018.

/s/ SD Mayer & Associates, LLP

Seattle, WA
January 7, 2019